10f-3 Exhibit
Compliance Detail

Issuer Name + CUSIP
Chesapeake Energy 5.5% Notes due 2026  - 165167 CR6*
Trade Date
September 30, 2016
List of Underwriters
Sole Manager:
Goldman, Sachs & Co

Co-Managers:
Barclays Capital Inc.
BBVA Securities Inc.
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
Deutsche Bank Securities Inc.
DNB Markets, Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Mizuho Securities USA Inc.
Morgan Stanley & Co. LLC
MUFG Securities Americas Inc.
Natixis Securities Americas LLC.
Scotia Capital (USA) Inc.
Wells Fargo Securities
Was the security:  33 Act Registration, Eligible
Municipal Security, Eligible Government
Offering, Foreign Offering, or Eligible 144A
Offering
Yes - Eligible 144A Offering
Was security offered under a firm commitment underwriting (Must be 'YES')
Yes
Is an affiliated b/d a Sr. Manager or Co-
Manager?
Yes
If yes, did the affiliate benefit directly or indirectly (Must be NO)
No
Name of Affiliate:
Natixis Securities Americas LLC.

Underwriter (s) or Dealer(s) from Whom
Purchased (Non-affiliates):
Goldman Sachs

Sector or Industry:
Sector: Energy, Industry: Oil, Gas & Consumable Fuels
Date of First Offering:
09-30-2016
Ratings:
S&P: CCC-, Fitch: B-, Moodys: Caa3
Maturity Date:
October 05, 2026
Coupon:
5.5%
Unit Price:
100% of the principal amount
Gross Underwriting Spread
$12,500,000
Gross Spread as a % of Price:
1%
Yield:
4.972 as of 10/07/16
Yield to Maturity
4.972 as of 10/07/16
Principal Amount of Offering:
$1,250,000,000*
Subordination Features:
None
Years of Continued Operation:
25+
The adviser attests that the commission, spread or
profit with respect to the transaction described is
reasonable and fair compared to the commissions,
spread or profit received by others in connection
with the underwritings of similar securities during
a comparable period of time.The adviser attests that
the Total Percentage Purchased by adviser including
all funds and private advisory accounts over which
adviser has investment discretion did not exceed 25%.
[If an eligible 144A offering,  must be less than 25%
of the 144A offering plus any concurrent
public offering]    PLEASE INDICATE PERCENTAGE



0.80%

LIST EACH PARTICIPATING FUND
Percent of Offering
Purchased by Fund
Dollar Value of Offering
Purchased by Fund
Oakmark Equity & Income Fund
0.80%
$10,000,000.
Total Purchased for Oakmark Funds
which Harris Associates L.P. manages
0.80%
$10,000,000
Total Percent Purchased by all Funds and
private advisory accounts over which
Harris Associates L.P. has investment
discretion.
0.80%
$10,000,000

*CUSIP and amount outstanding updated from original term sheet due to 1.5M greenshoe option that was exercised on 10/04/2016